[NAME]

MARCH 15, 2017
PERFORMANCE UNITS
AWARD LETTER

The Compensation and Management Succession Committee of the Company's Board of Directors has awarded you:

_______ Performance Units
Award Period: January 1, 2017 – December 31, 2019
Grant Date: March 15, 2017

These Performance Units are subject to the terms and conditions contained in the 2017 Performance Units Provisions (“Provisions”) set forth in Appendix A to this Award Letter. The Provisions contain terms and conditions regarding the payment of these Performance Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance and other matters, and I encourage you to read this document carefully.

Please retain these documents in your personal records.

__________________________________
John D. Johns
Chairman of the Board and Chief
Executive Officer of Protective Life
Corporation